Exhibit 10.219

MANUFACTURING AGREEMENT

This Manufacturing Agreement (“Agreement”), is entered into as of May 1, 2003 (“Effective Date”) between KEY TRONIC CORPORATION, a Washington corporation, having its principal place of business at N. 4424 Sullivan Road, Spokane, Washington 99216 (“Supplier”) and CYGNUS, INC., a Delaware corporation having its principal place of business at 400 Penobscot Drive, Redwood City, California 94063 (“Buyer”).

1.                                      SCOPE OF AGREEMENT

Supplier shall sell and Buyer shall purchase under the terms and conditions of this Agreement the Products listed on Exhibit A.  For purposes of this Agreement, Product shall mean and be limited to those products manufactured for Buyer by Supplier as listed on Exhibit A and any mutually agreed upon modifications thereto.  Unless otherwise specifically agreed to in writing, this Agreement prevails over any additional, conflicting or inconsistent terms and conditions appearing on any quotation, purchase order, acknowledgement, invoice or other form used by the parties in connection with this Agreement.

Supplier and Buyer may from time to time add Products to or delete Products from this Agreement.  Such additions or deletions shall be accomplished by written addendum to this Agreement.  Terms and conditions that may be specific to additional Products will be set forth in said addendum.

2.                                      ORDERS AND FORECAST

During the term of this Agreement Buyer shall provide Supplier once every calendar month with a six (6) month rolling forecast of Buyer’s requirements for Products.  The forecasts shall not be treated as authorization to manufacture Products.  However, Supplier is authorized to rely on the forecasts to order, purchase and otherwise make available within normal acquisition cycles in existence from time to time as determined by Supplier in its reasonable judgment all parts and materials for incorporation into forecasted Products.   In addition to purchase of parts and materials for incorporation into forecasted Products, Buyer authorizes Supplier to purchase and maintain an inventory of parts and materials sufficient to provide Buyer with an additional two (2) weeks of Products over and above that which is necessary to meet Buyer’s forecasted requirements for Products.  Buyer also authorizes Supplier to purchase excess parts and material when necessary to meet minimum buy requirements.  If any parts and materials purchased by Supplier pursuant to this paragraph 2 remain in Supplier’s inventory for a period in excess of ninety (90) calendar days and such parts and materials were purchased to forecast, then Buyer shall, at Supplier’s option immediately purchase all such parts and materials.   Supplier will use Buyer’s forecasts to manage and schedule manufacturing capacity for Buyer’s Products.  If Buyer does not submit purchase orders at leadtime set forth in Section 3, then Supplier shall not be obligated to reserve manufacturing capacity.

Buyer will provide Supplier each month with a purchase order for any Products Buyer wishes to be manufactured by Supplier and delivered at or beyond leadtime.  Supplier is under no obligation to reserve manufacturing capacity for Buyer’s Products during periods when Buyer has not provided Supplier with a purchase order.

Supplier will respond within forty-eight (48) hours of receipt of each purchase order as to its ability to fulfill requirements as set forth in the purchase order provided.  This response shall include a schedule of anticipated deliveries against the purchase order.

Purchase orders cannot be cancelled.  Purchase order delivery dates may be rescheduled one time by Buyer as follows:

From Scheduled Ship Date	Reschedule Terms

0 - 60 calendar days	Cannot be rescheduled
61 - 90 calendar days	Can be pushed out for no more than 15 calendar days
91 - 120 calendar days	Can be pushed out for no more than 30 calendar days
121 calendar days or more	May be rescheduled

Supplier may, in its sole discretion, upon Buyer’s request agree to increase the delivery quantity of any purchase order, or pull in the scheduled shipment date.

3.                                      LEAD TIMES

So long as Buyer performs its obligations set out in Section 2 above and Buyer does not order in excess of 120% of forecast, Supplier agrees that lead times for Products shall be sixty (60) calendar days.  “Lead Time” means that length of time from the date of Supplier’s receipt of Buyer’s written purchase order to the date of Supplier’s tender of the Products set forth in such accepted order to Buyer’s carrier at Supplier’s dock.

4.                                      DELIVERY, TITLE AND RISK OF LOSS

a.                                       Delivery will be FOB Supplier’s dock located in Las Cruces, New Mexico.  Risk of loss and title to Products will pass to Buyer upon delivery to Buyer or Buyer’s designated carrier at Supplier’s dock.

b.                                      Supplier will maintain an on time delivery performance of 98% to agreed upon delivery date.  For purposes of this Agreement, on time delivery is defined as five (5) business days early/five (5) business days late to agreed upon delivery date at Supplier’s dock.  In the event that Supplier cannot supply acceptable Product for a period exceeding thirty (30) calendar days and Supplier is not making good faith efforts to correct this supply deficiency, then Buyer shall be under no obligation to purchase the minimum quantity of Product set forth in Exhibit B during the Term(s) of this Agreement.

5.                                      PRICES AND PAYMENT/COST REDUCTION

The prices for Products are based on lot sizes and are set forth on Exhibit B.  Prices for Products delivered in quantities less than the minimum lot size shall be determined pursuant to a separate agreement between the Parties.  Buyer shall pay all invoices for Products delivered within thirty-five (35) calendar days of the date of invoice.

Supplier agrees to explore and identify cost reduction opportunities in the Product.  Buyer and Supplier agree to share equally all cost reductions after Supplier has recovered its cost of implementing the cost reduction.

With respect to payments due from Buyer to Supplier hereunder, if full payment is not made by Buyer by the due date then Buyer shall be liable to Supplier for the lesser of interest at the rate of 1% per month or the maximum interest allowed by law on all unpaid invoices.  Such interest shall be computed on the unpaid balance for each calendar day payment is not received after the date on which payment was originally due.

Payment terms to Buyer are subject to Supplier’s credit policy.

Supplier’s rights reserved under its credit policy include, but are not limited to the following:  the right to modify payments for habitual late payment, including the right to require cash on delivery, cash in advance with order entry or an irrevocable letter of credit prior to order entry; the right to put any shipment on hold if outstanding receivables are more than fifteen (15) calendar days past due; and the right to hold both shipments and/or manufacturing if Buyer has failed to make any payment for more than forty-five (45) calendar days from the date of Supplier’s invoice.  Production schedules may be set back up to sixty (60) calendar days at Supplier’s option, depending upon shop work load at the time, from the date of release following a manufacturing hold on Buyer’s Products.  Supplier shall notify Buyer in writing in the event Supplier, at any time during the term hereof, elects to exercise any of its aforesaid rights reserved under its credit policy.

6.                                      CONSIGNMENT OF MATERIALS AND EQUIPMENT/UCC FILINGS

a.                                       Buyer shall deliver on consignment to Supplier the materials listed in Exhibit C, which may be modified or updated periodically by Buyer, for the sole purpose of incorporation by Supplier into the Product (the “Consigned Material”).  Additionally, Buyer has placed certain equipment at Suppliers facility for use in manufacturing Product for Buyer which equipment is listed in Exhibit C (the “Consigned Equipment”). All such Consigned Material and Consigned Equipment shall remain the sole property of Buyer and Supplier shall not pledge or otherwise encumber such Consigned Material and Consigned Equipment.  Supplier shall keep all Consigned Material and Consigned Equipment in the same safe manner as its own procured materials and equipment and apply the same security measures to it.  Supplier shall maintain full replacement value insurance coverage for all Consigned Material and Consigned Equipment.  Supplier agrees to assume liability for all losses of the Consigned Material and Consigned Equipment while in Supplier’s possession, including scrap in excess of the range set forth in Exhibit B, except losses due to passage of shelf life.

b.                                      Buyer may require Supplier to perform, at Buyer’s expense, acceptance testing on Consigned Material.  This testing will be performed in accordance to the Quality Agreement and Buyer’s Product specifications referenced in Section 15 hereof.

c.                                       Buyer shall deliver tested and approved Consigned Materials to Supplier no later than fifteen (15) calendar days prior to the scheduled shipment date for Product orders of less than 200,000 units per month and no later than thirty (30) calendar days prior to the scheduled shipment date for Product orders of 200,001 or more units per month. If Buyer fails to deliver Consigned Materials by such date, Buyer agrees to pay the cancellation charges set forth on Exhibit B. Buyer may, at its option, elect to reserve production capacity at the rate of $125 per hour and pay for unused production capacity due to its failure to deliver Consigned Materials on time based on that rate in lieu of payment of the cancellation charges set forth on Exhibit B.

d.                                      Within fifteen (15) calendar days of the Effective Date of this Agreement, Seller shall execute an Owner Acknowledgement Agreement relating to Consigned Materials and Consigned Equipment and Buyer shall file Uniform Commercial Code financing statements to this effect.

7.                                      WARRANTY

a.                                       Supplier represents and warrants that the each Product manufactured by Supplier under the terms of this Agreement will be free from defects in Supplier supplied material and workmanship and will conform to the specifications set forth in the quality agreement (“Quality Agreement”) referenced in Section 15 hereof for a period of seven (7) months following the Product’s date of manufacture.

b.                                      Supplier shall, at Supplier’s option, repair or replace any product that does not conform to the specifications provided, (i) Supplier is notified of the non-conforming Product within 14 days after discovery by Buyer that such item is non-conforming, or within the warranty period as stated above, whichever is earlier and (ii) the non-conforming Product is returned to Supplier at its factory. In the event defective Product is found during automated processing at Buyer’s facility or a contracted third party’s facility, such Product may be rendered scrap and shall be returned to Supplier.  If Supplier determines such Product to be defective, Supplier shall, at its option, repair, replace or credit Buyer for such Product.  If Supplier elects to repair defective Product, Supplier shall submit a written repair plan to Buyer prior to performing any repairs.  Transportation charges for Product returned to Supplier shall be at Supplier’s expense.  Transportation for return of the repaired Product to Buyer shall be at Supplier’s expense.  The warranty on repaired or replaced items shall be seven (7) months from the date of repair or replacement.

c.                                       Any failure analysis shall be agreed to in advance by the parties prior to commencement of the analysis and prior to incurring any costs therefore.

d.                                      Buyer shall request and obtain a return material authorization number (“RMA”) from Supplier for each defective Product prior to return of the Product.  Supplier shall issue an RMA within five (5) business days of Supplier’s receipt of Buyer’s request.

e.                                       Supplier agrees to repair or replace defective Product within ten (10) calendar days of receipt at Supplier’s factory.

f.                                         With respect to Products sold outside the United States, Buyer shall repair or replace defective Products and Supplier shall credit or reimburse Buyer for the cost of repair or replacement.

g.                                      In no event shall Supplier’s aggregate liability with respect to defective Products(s) exceed Supplier’s value added portion of the purchase price of defective Product(s).

8.                                      PRODUCT CHANGES

a.                                       Supplier agrees that it shall not make any changes in (i) Product design, (ii) specified, qualified suppliers for all components, (iii) Product manufacturing process, and/or (iv) Buyer-owned equipment without the written prior approval of the Buyer.  Product design, components and Product manufacturing process are as defined in the Quality Agreement.

In the event that the Supplier needs to make changes to Supplier-owned equipment or its associated utilities, the Supplier agrees that it shall not produce batches of Product after such changes have been implemented, without prior written approval from the Buyer.  Supplier and Buyer agree to work together in good faith to assess the impact of such changes on Product performance, and if necessary, to conduct verification and validation studies to qualify such changes.

b.                                      Buyer may request Supplier to incorporate changes to Products via engineering change orders or authorized red lined drawings, and any such Buyer Product specifications will be incorporated into the Quality Agreement referenced in Section 15 hereof.  Supplier shall make every reasonable effort to incorporate requested changes within the time frame requested by Buyer.  Buyer understands and agrees that additional charges may be incurred for incorporation of requested changes.  All such charges must be approved in advance by Buyer and Buyer agrees to pay all pre-approved charges.

9.                                      INDEMNIFICATION AND INSURANCE

a.                                       Each party shall defend, indemnify and hold harmless the other party from and against all damages, claims, liabilities and expenses arising out of or resulting in any way from any act or omission of the indemnifying party, its agents, employees or subcontracts.  With respect to Supplier, the indemnification obligations in this Section 9 shall include, but not be limited to claims arising out of or resulting in any way from (a) a defect in Supplier supplied materials or workmanship, (b) Supplier’s non-compliance with Buyer’s specifications; (c) Supplier’s breach of any of the provisions of this Agreement, or (d) any claim that there is infringement of any patent, trade secret or any other proprietary right of a third party with respect to the manufacturing processes of Supplier.  With respect to Buyer, the indemnification obligations in this Section 9 shall include, but not be limited to claims arising out of or resulting in any way from (a) Buyer’s specifications as provided to Supplier under this Agreement, (b) Buyer’s breach of any of the provisions of this Agreement, or (c) any claim that there is infringement of any patent, trade secret or any other proprietary right of a third party with respect to the Product.

b.                                      During the Term, Buyer and Supplier each will purchase and maintain in full force and effect, with a responsible carrier having Best’s rating of A-VII or greater, a comprehensive Product liability insurance policy in amounts typical in the medical devices industry.  Within fifteen (15) calendar days after the Effective Date of this Agreement, the parties will exchange Certificates of Insurance.  Each party shall keep such policy current.  Each such insurance policy shall provide for at least thirty (30) calendar days’ prior written notice to the respective party of the cancellation or any substantial modification of the terms of coverage.

10.                               TAXES

Unless Buyer furnishes a valid exemption certificate, Buyer will bear all sales and use taxes properly imposed by federal, state, municipal or other local authorities with respect to purchases under this Agreement.

11.                               NON-PUBLICITY

Supplier and Buyer shall not disclose to any third party any pricing or product information relating to this Agreement.  Both parties agree not to publicize or otherwise make known to any third party any information relating to this Agreement without prior written consent of the other party except as such disclosure is required by law.

12.                               LIMITATION OF LIABILITY

NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR FOR LOST PROFITS OR LOST BUSINESS RESULTING IN ANY WAY FROM THIS AGREEMENT EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  THIS CLAUSE SHALL SURVIVE ANY TERMINATION OR EXPIRATION OF THIS AGREEMENT.

13.                               TERM AND TERMINATION

a.                                       This Agreement shall commence on the Effective Date and shall remain in effect until April 30, 2005 and may be renewed for additional consecutive terms of one (1) year, upon the mutual written agreement of the parties at least one (1) year prior to the end of the then current term.

b.                                      Either party may terminate this Agreement immediately upon written notice, after notice and a thirty (30) calendar day cure period, if the other party (i) fails to comply with any material term or condition of this Agreement, (ii) becomes insolvent or makes a general assignment for the benefit of creditors or (iii) has a petition under the Bankruptcy Act filed by or against it and such petition is not dismissed within sixty (60) calendar days of the filing date.

c.                                       Upon termination, the Supplier shall remain obligated to deliver Products ordered by Buyer prior to termination and still required by Buyer and Buyer shall be obligated to pay for all Products ordered under the terms of this Agreement.  Upon termination Supplier shall return all Buyer furnished Equipment and any other material provided by or owned by Buyer.  Upon termination Buyer shall purchase from Supplier at Supplier’s cost all inventory of raw materials and components on hand, on order or in transit purchased by Supplier in accordance with Section 2 hereof.

14.                               GOVERNMENT APPROVALS.  Supplier shall, at its sole expense, obtain any and all necessary governmental approvals and other authorizations and approvals which are appropriate or necessary to carry out the proposed activities contemplated herein.  Supplier shall obtain all necessary governmental and regulatory approvals to sell the Products to Buyer.

15.                               QUALITY AGREEMENT.

a.                                       Buyer and Supplier agree to execute simultaneously with the execution of this Agreement, a Quality Agreement setting forth quality control and testing requirements for the Products and the Buyer’s Product specifications.

b.                                      Supplier will maintain ISO 9002 certification and will comply with all applicable rules and regulations.

16.                               EXHIBITS

The following documents are attached to and made a part of this Agreement:

Exhibit A                                               Products

Exhibit B                                                 Prices

Exhibit C                                                 Consigned Materials and Equipment

17.          CONFIDENTIALITY AND OWNERSHIP OF PROPRIETARY INFORMATION

a.                                       Each party agrees that all inventions, schematics, list of suppliers, know-how, and all other technical, business and financial information that it obtains from the other party that is identified in writing as “Confidential” or “Proprietary” is the confidential property of the disclosing party.  Except as expressly allowed herein, the receiving party will (i) hold such information in strictest confidence, (ii) will not use or disclose such information, (iii) take reasonable protective measures to ensure the same treatment as it provides for its own confidential information, and (iv) similarly bind its employees, agents, temporary employees and contractors in writing for a period of three (3) years following termination of this Agreement.  The receiving party shall not be obligated under this Section 17 with the respect to information that the receiving party can document:

(i)                                     is or has become readily publicly available without restriction through no fault of the receiving party; or

(ii)                                  is received without restriction from a third party lawfully in possession of such information and lawfully empowered to disclose such information; or

(iii)                               was rightfully in the possession of the receiving party without restriction prior to its disclosure by the other party; or

(iv)                              was independently developed by the other party without access to the confidential information; or

(v)                                 is required to be disclosed by law or an order of a court, provided that reasonable measures are taken to obtain confidential treatment thereof and to guard against further disclosure and after notice has been given to the other party of such intended disclosure.

b.                                      If either party breaches any of its obligations with respect to confidentiality, the other party shall be entitled to equitable relief, including but not limited to specific performance or an injunction, in addition to other rights and remedies.

c.                                       During the Term of this Agreement, Supplier will not directly or indirectly engage in or assist others in the field of diagnostics.  For purposes of this Agreement, the field of diagnostics shall mean all applications for the detection of glucose in connection with the diagnosis, treatment and/or prevention of diabetes in humans and animals; however, currently available, whether through publication or commercialization, invasive blood glucose diagnostic applications are not included within this definition of the field of diagnostics.

d.                                      As between the parties and subject to the exclusion set forth in this Section 17(d), each party will be the sole owner of the intellectual property rights in any invention made during the Term of this agreement of which only its employees and its third party contractors are inventors, and each party will jointly own the intellectual property rights in all inventions made during the Term of this Agreement of which both parties, employees or contractors are joint inventors.  In the case of solely owned intellectual property rights, each party will bear the cost and responsibility of such rights.  In the case of jointly owned intellectual property rights, at Supplier’s option, the parties (a) either will share the cost and responsibility in filing, prosecuting and maintaining such jointly owned rights, which may be exploited and non-exclusively licensed to third parties by either party without accounting to or further approval of the other party, or (b) will assign all of its rights in such jointly owned intellectual property rights to Buyer and Buyer will bear the cost and responsibility of such rights. Inventorship on patent applications will be determined by U.S. patent law.  Notwithstanding the foregoing, the parties acknowledge that the Buyer’s specification parameters as set forth in the Quality Agreement referenced in Section 15 hereto were developed and paid for by Buyer and are thus intellectual property rights owned by Buyer and maintained as Buyer’s trade secrets.

e.                                       No licenses, whether explicit or implied, to the Product are granted to Supplier under this Agreement except to the extent necessary for Supplier to fulfill its duties and obligations hereunder.

18.                               GENERAL PROVISIONS

a.                                       Entire Agreement Amendment.

This document and its Exhibits contain the entire Agreement between the parties relating to the subject matter contained herein.  All prior or contemporaneous agreements, written or oral, between the parties regarding the Products are superseded by this Agreement.  This Agreement may not be modified except by written document signed by an authorized representative of each party.

b.                                       Force Majeure.

Neither party shall be liable for delays or defaults due to fire, windstorm, riot, act of God, act of the public enemy, or other similar unforeseeable cause beyond the reasonable control and without the fault or negligence of the party incurring such delay.

c.                                       Waiver.

No term of this Agreement shall be considered waived and no breach excused by either party unless made in writing by the other party.  No consent, waiver, or excuse by either party, express or implied, shall constitute a subsequent consent, waiver or excuse.

d.                                       Non-assignment.

Neither party shall assign this Agreement or its rights hereunder without the prior written consent of the other party except to a party who acquires all or substantially all (defined as 50% or greater) of a party’s stock assets or business, whether by merger, sale, acquisition or otherwise.

e.                                       Controlling Law.

This Agreement and its formation, operation and performance and the terms of all sales of Product hereunder, shall be governed, construed, performed and enforced in accordance within the laws of the State of California without regard to its conflict of laws principles.

f.                                         Severability.

If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

g.                                      Surviving Clauses.

Any provision of Sections 6, 7, 9, 11, 12, 13(c), and 17 of this Agreement having their performance period beyond the term of this Agreement shall survive the termination or expiration of this Agreement.

h.                                      Notices.

All notices or other communications (except for services of process) required or permitted to be given pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been received by a party hereto on the day on which such notice or communication was delivered by hand, prepaid telegram, facsimile, express overnight courier service to the address set forth below ( or such other address as such party may specify to the other party from time to time), or, if sent postage prepaid by certified or registered mail, on the third business day after the day on which such notice or communication was mailed.

If to Supplier:

Key Tronic Corporation

N. 4424 Sullivan Road

Spokane, WA  99203

Attention:  Craig D. Gates

Executive Vice President & General Manager

If to Buyer:

Cygnus, Inc.

400 Penobscot Drive

Redwood City, CA 94063

Attention: Wade Worsham, Vice President

i.                                         Relationship of Parties.

The relationship of the parties established by this Agreement is that of independent contractors and nothing contained herein shall be construed to constitute either party as the agent of the other party or as partners, joint ventures, co-owners or otherwise as participants in a joint or common undertaking.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

KEY TRONIC CORPORATION		CYGNUS, INC.

/s/ Ronald F. Klawitter		/s/ John C Hodgman
Name:	Ronald F. Klawitter	Name:	John C Hodgman
Title:	Exec. V.P. & CFO	Title:	CEO & President

EXHIBIT A

PRODUCTS

Cygnus Part #1929-00                            Sensor Web

Cygnus Part #2293-00         Sensor Web

EXHIBIT B

PRICES

A.           Sensor Web Pricing

***

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT C

CONSIGNED MATERIALS AND EQUIPMENT

1.                                      Consigned Materials

The following materials may be consigned to Supplier by Buyer to be used in the manufacture of Products:

Platinum/Carbon Ink, Buyer part number 1618-01

Silver ink, Buyer part number 1774-00

Silver/Silver Chloride Ink, Buyer part number 1775-00

Cygnus Platinum/Carbon Ink, Buyer part number 2290-00

2.                                      Consigned Equipment

The following equipment shall be consigned to Supplier by Buyer to be used in the manufacture of Products:

Item	Description	Serial No.	Cygnus Asset Tag No.	Location
1	EE-19 Mettler Toledo Scale	1118252643	N/A	Eng. Lab
2	GASTS	N/A	4395	Eng. Lab
3	Met One Laser Particle Counter, Model: 1506-49	1506-49652861	4545	Web 2
4	Rotary Die Press	001034	4630	Production floor
5	Jar Roller (Hot Pack) #2 EE-531	N/A	N/A	Incoming inspection
6	Typ CCD 2004 1403-01 Camera 1	1517	N/A	Web 2
7	Typ CCD Led / L403-03 Camera 2	1030053	N/A	Web 2
8	Typ CCD 2004 1403-1 Camera 3	1171	N/A	Web 2
9	Typ. EKR 1500. C305-01 Controller 1947IP54 80VA	23173400318	4722	Web 2
10	Typ. EKR 1500. C305-01 Controller 1945IP54 80VA	23173400316	N/A	Web 2
11	Compaq CPU Desk Pro	N/A	4091	Staff area
12	Jar Roller #1 EE-523	N/A	N/A	Ink room